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                                       Exhibit 12(b)
                              TANGER FACTORY OUTLET CENTERS, INC.
                            TANGER PROPERTIES LIMITED PARTNERSHIP

                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (Dollar amounts in thousands)

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                                             Nine Months
                                                 Ended                           Year Ended December 31,
                                             September 30,    --------------------------------------------------------------
                                                  1997            1996          1995         1994        1993         1992
                                            ---------------   ------------  ------------  ----------  -----------  ---------
Income (loss) before gain or
sale of land, minority interest and
extraordinary item                             $12,191          $16,018       $15,352      $15,147      $ 7,494       $1,991

Add:
  Interest on indebtedness                      11,419           13,045        10,382        2,108        4,605        5,913
  Amortization of debt expense                     774              953           955          690          808          501
                                            --------------    ------------  ------------  ----------  -----------  ----------
   Income as adjusted                          $24,384          $30,016       $26,689      $17,945      $12,907       $8,405
                                            --------------    ------------  ------------  ----------  -----------  ----------

Fixed Charges
  Interest on indebtedness                     $11,419          $13,045       $10,382      $ 2,108      $ 4,605       $5,913
  Amortization of debt expense                     774              953           955          690          808          501
  Capitalized interest and amortization
   of debt issue costs                           1,549            1,116           628        1,481          282          457
                                            -------------    -------------  ------------  ----------  -----------  ----------
   Total fixed charges                         $13,742          $15,114       $11,965      $ 4,279      $ 5,695       $6,871
                                            -------------    -------------  ------------  ----------  -----------  ----------

Ratio of earnings to fixed charges                1.77             1.99          2.23         4.19        2.27          1.22
                                            -------------    -------------  ------------  ----------  -----------  ----------

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